Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2013, relating to the consolidated financial statements of GigOptix, Inc. as of and for the year ended December 31, 2012, which appears in the Annual Report on Form 10-K of GigOptix, Inc. for the year ended December 31, 2012.

/s/ Burr Pilger Mayer, Inc.

San Jose, California
March 25, 2013